MEMORANDUM

                             FT 827
                       File No. 333-113044

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on March 4, 2004 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                         THE PROSPECTUS

Cover Page     The date of the Trusts has been added.

Page 3         The following information for the Trusts appears:

               The   Aggregate  Value  of  Securities   initially
               deposited have been added.

               The initial number of units of the Trusts

               Sales charge

               The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

               The Mandatory Termination Date has been added.

Page 5 The Reports of Independent Auditors have been completed.

Page 6         The Statements of Net Assets have been completed.

Page 7 The Aggregate Maturity Value and the Maturity Date of the Treasury Obligations initially deposited have been added.

Pages 7-8     The Schedules of Investments have been completed.

Back Cover     The date of the Prospectus has been included.


 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

               The Trust Agreement has been conformed to reflect the execution thereof.

                                    CHAPMAN AND CUTLER LLP

March 4, 2004